Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Vice President, Investor Relations
(800) 579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Announces Second Quarter Results

Company Provides Third Quarter, Fourth Quarter and Full Year Earnings Guidance

HOUSTON, TX, August 19, 2004 -- Stage Stores, Inc. (Nasdaq: STGS) today reported that net income for the second quarter ended July 31, 2004 was $5.9 million, or $0.30 per diluted share, which was in line with the Company's previously provided guidance. The year-ago level of $9.1 million, or $0.45 per diluted share, is not fully comparable due to the divestiture of the Company's private label credit card operations in September 2003, and the subsequent acquisition of Peebles Inc. in November 2003.

Total sales for the 13-week period, which include sales for the Peebles stores in the current year's results, increased 34.8% to $279.9 million from $207.7 million last year. Comparable store sales, which include comparable store sales for the Peebles stores in both years, decreased 3.2% versus a decrease of 2.4% for the same period last year. The Company noted that the year-over-year sales comparison for the quarter was also made difficult by the calendar shift in the Texas sales tax holiday weekend, which produced approximately $8.0 million of incremental sales in the prior year's second quarter, and represented approximately 2.9% of the period's comparable store sales.

Jim Scarborough, Chairman, President and Chief Executive Officer, commented, "Our results for the second quarter were impacted by several key factors. As we have previously reported, unseasonably cool temperatures and heavy rains and flooding conditions that occurred during May and June caused our sales in those months to come in below our expectations. As a result, we entered July with higher than planned levels of spring and summer goods. We responded by taking more aggressive mark-downs to drive business and reduce our seasonal inventories. The higher mix of clearance sales negatively impacted our gross margin performance, which translated into lower earnings for the quarter as compared to last year."

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Stage Stores Announces

Second Quarter Results

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Mr. Scarborough concluded, "Our heightened clearance activities during July reduced our inventories of spring and summer goods, and positions us well as we enter the third quarter. Additionally, we are pleased with our product assortments for back-to-school and the fall season, and we remain upbeat about our prospects for the second half of the year. However, while we are optimistic, we are trending below our sales plans for August, and no one knows at this point what impact, if any, external factors, including higher interest rates, will have on the consumer. For our part, we will continue to do what we do best, which is to provide our customers with exceptional service, merchandise selection and value in stores that are conveniently located."

Total sales for the six-month period ended July 31, 2004, which include sales for the Peebles stores in the current year's results, increased 40.4% to $569.5 million from $405.7 million last year. Comparable store sales, which include comparable store sales for the Peebles stores in both years, increased 0.6% versus a decrease of 4.6% for the prior year. Net income for the 26-week period was $24.8 million, or $1.22 per diluted share, compared to $22.5 million, or $1.14 per diluted share, for the same period last year.

Store Activity

The Company reported that it remodeled 12 stores and completed one expansion during the quarter. The Company further reported that it plans to open 7 new stores in the third quarter, and an additional 9 new stores in the fourth quarter. These second half store openings will bring the total number of stores opened during fiscal 2004 to 22.

Stock Repurchase Program

The Company also reported that, through August 18, 2004, it had repurchased 1.9 million shares of its common stock under its current Stock Repurchase Program, at an aggregate purchase price of approximately $68.4 million.

Fiscal 2004 - Third Quarter, Fourth Quarter and Full Year Outlook

Fiscal 2004 - 3rd Quarter:

In providing guidance for the fiscal 2004 third quarter, the Company noted that its third quarter sales and earnings results reflect the benefit from the calendar shift in the Texas sales tax holiday weekend from August 1st through August 3rd of last year to August 6th through August 8th of this year. The Company also noted that its third quarter gross margin should benefit from the fact that, during the second quarter, it recorded the mark-downs on clearance goods that will continue to be sold in the third quarter.

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Stage Stores Announces

Second Quarter Results

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For the third quarter ending October 30, 2004, the Company currently anticipates reporting revenues in the range of $282 to $288 million, which would reflect a comparable store sales increase in the mid-single digits range. Net income is currently estimated to be in the range of $10.6 to $11.8 million, or earnings of $0.54 to $0.60 per diluted share. This outlook compares to earnings of $12.9 million, or $0.63 per diluted share, for the prior year third quarter, which included a net gain of $7.8 million, or $0.38 per diluted share, related to the sale of the Company's credit card portfolio. In projecting earnings per share for the fiscal 2004 third quarter, the Company used an estimated diluted share count of 19.6 million shares.

Fiscal 2004 - 4th Quarter:

For the fourth quarter ending January 29, 2005, the Company currently anticipates reporting revenues in the range of $373 to $382 million, which would reflect a comparable store sales increase in the low single digits range. Net income is currently estimated to be in the range of $17.6 to $20.4 million, or earnings of $0.90 to $1.04 per diluted share. This outlook compares to earnings of $19.6 million, or $0.94 per diluted share, for the prior year fourth quarter. In projecting earnings per share for the fiscal 2004 fourth quarter, the Company used an estimated diluted share count of 19.6 million shares.

Fiscal 2004 - Full Year:

Updating its outlook for the full 2004 fiscal year ending January 29, 2005 to include actual second quarter results, the Company currently anticipates reporting revenues in the range of $1.225 to $1.240 billion, with the expectation of comparable store sales increases in the low single digit range. Net income is currently estimated to be in the range of $53.0 to $57.0 million, or earnings of $2.65 to $2.85 per diluted share. This outlook compares to earnings of $55.0 million, or $2.73 per diluted share, for the full 2003 fiscal year, which included a net gain of $7.8 million, or $0.38 per diluted share, related to the sale of the Company's credit card portfolio. In projecting earnings per share for the full 2004 fiscal year, the Company used an estimated diluted share count of 20.0 million shares.

Conference Call Information

The Company will host a conference call today at 8:30 a.m. Eastern Time to discuss the second quarter's results as well as its outlook for the second half of the 2004 fiscal year. All interested parties can listen to a live web cast of the Company's conference call by logging on to the Company's web site at www.stagestoresinc.com and then clicking on Investor Relations, then Webcasts, then the webcast link. As an alternative, individual investors and other interested parties can listen to the conference call web cast by logging on to www.fulldisclosure.com, while institutional investors, who are members, can access the call through www.streetevents.com. A replay of the conference call will be available online at each web site until midnight on Friday, August 27, 2004.

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Stage Stores Announces

Second Quarter Results

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Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities through 515 stores located in 27 states. The Company operates under the Stage, Bealls and Palais Royal names throughout the South Central states, and under the Peebles name throughout the Mid-Atlantic, Southeastern and Midwestern states. For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

"Safe Harbor" Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's outlook and expectations for the third quarter of the 2004 fiscal year, the fourth quarter of the 2004 fiscal year and for the full 2004 fiscal year. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "could", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 15, 2004, in the Company's Quarterly Reports on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

(Tables to Follow)

Stage Stores, Inc.
Condensed Consolidated Statements of Income
(in thousands, except earnings per share)
(unaudited)

	Quarter Ended
	July 31, 2004		August 2, 2003
	Amount	% to Sales	Amount	% to Sales

Net sales	$ 279,872	100.0%	$ 207,721	100.0%
Cost of sales and related buying, occupancy and distribution expenses	206,559	73.8%	149,397	71.9%
Gross profit	73,313	26.2%	58,324	28.1%
Selling, general and administrative expenses	63,359	22.6%	43,303	20.8%
Store opening costs	27	0.0%	247	0.1%
Interest, net	518	0.2%	411	0.2%
Income before income tax	9,409	3.4%	14,363	6.9%
Income tax	3,481	1.2%	5,243	2.5%
Net income	$ 5,928	2.1%	$ 9,120	4.4%

Basic & Diluted earnings per share data:
Basic earnings per share	$ 0.33		$ 0.48
Basic weighted average shares outstanding	18,194		18,905

Diluted earnings per share	$ 0.30		$ 0.45
Diluted weighted average shares outstanding	20,016		20,048

Stage Stores, Inc.
Condensed Consolidated Statements of Income
(in thousands, except earnings per share)
(unaudited)

	Twenty-Six Weeks Ended
	July 31, 2004		August 2, 2003
	Amount	% to Sales	Amount	% to Sales

Net sales	$ 569,530	100.0%	$ 405,708	100.0%
Cost of sales and related buying, occupancy and distribution expenses	399,147	70.1%	284,883	70.2%
Gross profit	170,383	29.9%	120,825	29.8%
Selling, general and administrative expenses	129,672	22.8%	83,818	20.7%
Store opening costs	341	0.1%	756	0.2%
Interest, net	931	0.2%	808	0.2%
Income before income tax	39,439	6.9%	35,443	8.7%
Income tax	14,592	2.6%	12,937	3.2%
Net income	$ 24,847	4.4%	$ 22,506	5.5%

Basic & Diluted earnings per share data:
Basic earnings per share	$ 1.34		$ 1.19
Basic weighted average shares outstanding	18,559		18,891

Diluted earnings per share	$ 1.22		$ 1.14
Diluted weighted average shares outstanding	20,381		19,800

Stage Stores, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par values)
(unaudited)

	July 31, 2004	January 31, 2004

ASSETS
Cash and cash equivalents	$ 17,367	$ 14,733
Accounts receivable	-	35,112
Merchandise inventories, net	286,988	259,687
Current deferred tax assets	24,897	27,701
Prepaid expenses and other current assets	19,840	26,071
Total current assets	349,092	363,304

Property, equipment and leasehold improvements, net	189,514	190,958
Goodwill	80,054	80,054
Intangible asset	14,910	14,910
Other long-term assets	10,962	10,021
Total assets	$ 644,532	$ 659,247

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 70,766	$ 75,685
Income taxes payable	8,989	2,598
Current portion of long-term debt	150	381
Accrued expenses and other current liabilities	55,958	54,083
Total current liabilities	135,863	132,747

Long-term debt	18,490	11,242
Deferred tax liabilities	13,628	14,028
Other long-term liabilities	28,032	28,156
Total liabilities	196,013	186,173

Commitments and contingencies

Common stock, par value $0.01, 50,000 shares authorized,
20,868 and 20,579 shares issued	209	206
Additional paid-in capital	382,300	374,645
Less treasury stock - at cost (2,947 and 1,414 shares, respectively)	(90,187)	(33,127)
Retained earnings	156,197	131,350
Stockholders' equity	448,519	473,074
Total liabilities and stockholders' equity	$ 644,532	$ 659,247

Stage Stores, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Twenty-Six	Twenty-Six
	Weeks Ended	Weeks Ended
	July 31, 2004	August 2, 2003
Cash flows from operating activities:
Net income	$ 24,847	$ 22,506
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	15,787	10,597
Amortization of debt issue costs	223	667
Deferred stock compensation	115	-
Provision for bad debts	311	13,943
Deferred income taxes	2,403	3,228
Proceeds from sale of private label credit card portfolio, net	34,764	-
Changes in operating assets and liabilities:
Decrease in accounts receivable and retained interest in receivables sold	3,537	33,303
Increase in merchandise inventories	(27,301)	(11,904)
Decrease in other assets	4,996	230
Increase (decrease) in accounts payable and other liabilities	2,806	(3,835)
Total adjustments	37,641	46,229
Net cash provided by operating activities	62,488	68,735

Cash flows from investing activities:
Additions to property, equipment and leasehold improvements	(14,272)	(12,678)
Net cash used in investing activities	(14,272)	(12,678)

Cash flows from financing activities:
Proceeds from (payments on):
Revolving credit facility, net	7,790	-
Repurchase of accounts receivable from accounts receivable trust	-	(57,000)
Long-term debt	(773)	(200)
Repurchase of common stock	(57,060)	740
Exercise of stock options proceeds	4,461	-
Net cash used in financing activities	(45,582)	(56,460)
Net increase (decrease) in cash and cash equivalents	2,634	(403)
Cash and cash equivalents:
Beginning of period	14,733	20,886
End of period	$ 17,367	$ 20,483
Supplemental disclosures:
Interest paid	$ 389	$ 463
Income taxes paid	$ 3,176	$ 3,286